Exhibit 99.1

NEWS RELEASE
18

CONTACTS
Media	Investor Relations
Angie Blackwell – 585-678-7141 Eric Thomas – 585-678-7466	Patty Yahn-Urlaub – 585-678-7483 Bob Czudak – 585-678-7170

Constellation Brands Reports
Q3 Fiscal 2011 Results

•	Achieves comparable basis diluted EPS of $0.66 and reported basis diluted EPS of $0.65; results reflect favorable tax rate
•	Increases full year diluted EPS guidance to reflect expected tax rate benefits
•	Strong free cash flow results drive $100 million increase to annual guidance; new target range set at record $475-$525 million
•	Decreases debt by more than $100 million
•	Recently announces agreement to sell Australian and U.K. business

Third Quarter 2011 Financial Highlights* (in millions, except per share data)

	Comparable	% Change	Reported	% Change
Consolidated net sales	$966	-2%	$966	-2%

Operating income	$176	-8%	$170	25%

Operating margin	18.2%	-120 bps	17.6%	380bps

Equity in earnings of equity method investees**	$71	19%	$71	NM

Earnings before interest and taxes (EBIT)	$248	-2%	NA	NA

Net income	$142	18%	$139	NM

Diluted earnings per share	$0.66	22%	$0.65	NM

VICTOR, N.Y., Jan. 6, 2011 – Constellation Brands, Inc. (NYSE: STZ), the world’s leading premium wine company, reported today its third quarter fiscal 2011 results.

"We’ve accomplished a great deal this year including the recently announced sale of our Australian and U.K. business. This is the right move for the company and positions us to better achieve the goals associated with our profitable organic growth strategy,” said Rob Sands, president and chief executive officer. “Our third quarter results demonstrate that our strategy is working. We are experiencing continued momentum from our U.S. distributor transition with positive depletion trends recorded during the quarter and we continue to reap the benefits from our diligent focus on free cash flow.”

Third Quarter 2011 Net Sales Highlights* (in millions)
	Reported			Organic
	Net Sales	% Change	Constant Currency Change	Net Sales	% Change	Constant Currency Change
Consolidated	$966	-2%	-3%	$966	1%	--
Wine	$911	-3%	-3%	$911	1%	--
North America Wine	$676	1%	--	$676	1%	--
Australia and Europe Wine	$235	-12%	-12%	$235	--	-1%
Spirits	$55	8%	8%	$55	8%	8%

*Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
** Hereafter referred to as “equity earnings.”
NA=Not applicable
NM=Not meaningful

Net Sales Commentary

Reported consolidated net sales decreased two percent due primarily to the divestiture of the U.K. cider business. Organic net sales on a constant currency basis were level with the prior year third quarter.

 North America wine net sales on a constant currency basis were even with the prior year quarter and reflected favorable product mix offset by a decrease in U.S. volume.  “Total depletions for our U.S. wine business increased two percent while depletions for our focus brands, which represent the majority of our U.S. wine profitability, increased high single digits and include some of our well-known products such as Robert Mondavi, Blackstone, Estancia, Kim Crawford, Simi and Wild Horse,” said Sands.

Australia and Europe wine net sales on an organic constant currency basis decreased one percent versus the prior year third quarter.

Total spirits organic net sales increased eight percent for the quarter, led by a 34 percent gain for SVEDKA Vodka. “Continued investment in television advertising and events like the New York City Fashion Week have contributed to strong performance for SVEDKA with sales and depletions growing double digits on a fiscal year-to-date basis,” said Sands.

Operating Income and Net Income Commentary

The consolidated comparable basis operating income decline was primarily driven by a decrease in the North America wine segment which reflected investments in selling, general and administrative expense.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $58 million, an increase of 27 percent from the prior year third quarter.  For third quarter 2011, Crown generated net sales of $612 million, an increase of 22 percent, and operating income of $116 million, an increase of 27 percent.  Net sales and operating income benefited primarily from volume growth.

“During the third quarter, Crown was able to work with wholesalers to optimize inventory levels after experiencing supply chain challenges during the summer,” said Sands. “New advertising programs for Corona Extra and Corona Light during the fall sports season have continued to drive solid consumer engagement for these brands. In addition, Modelo Especial, one of the fastest growing beer brands, achieved another milestone by surpassing the 30 million case sales level on an annual basis. We believe these and other initiatives coupled with strong marketplace execution drove mid-single-digit depletion growth during the quarter.”

For third quarter 2011, pre-tax restructuring charges and unusual items totaled $6 million compared to $81 million for the prior year third quarter.

Interest expense totaled $49 million, a decrease of 25 percent. The decrease was primarily due to lower average interest rates and borrowings during the quarter.

The comparable basis effective tax rate for the quarter was 29 percent compared to 35 percent for the prior year third quarter. The company now anticipates a full year comparable basis effective tax rate of 31 percent, which reflects the favorable outcome of various tax items.

Common Stock Repurchase

During the quarter, the company received the final installment of shares under its accelerated stock buyback (ASB) transaction of which it paid $300 million in April 2010 and received 17.2 million shares.  Of these shares, 13.8 million were received in the company’s first quarter of fiscal 2011 and 3.4 million were received Nov. 30, 2010.

The company increased its fiscal 2011 free cash flow target to a record level in the range of $475-$525 million. “We continue to make progress in reducing our net working capital investment and we believe this year’s free cash flow generation is sustainable longer term,” said Bob Ryder, chief financial officer, Constellation Brands. “Our strong free cash flow generation has enabled the company to fund the stock buyback transaction and to repay debt. Additionally, the combination of strong free cash flow and expected proceeds from the sale of the Australian and U.K. business targets us to reduce our debt  to comparable basis EBITDA ratio to the high three times range by the end of the fiscal year.”

Sale of Australian and U.K. Business

Constellation recently announced that it signed an agreement to sell its Australian and U.K. business to CHAMP Private Equity. The transaction is valued at approximately A$290 million. The company will retain an approximate 20 percent interest in the business and receive cash proceeds of about $230 million, subject to closing adjustments. The transaction, which is expected to close by the end of January 2011, is subject to customary and routine closing conditions.  Constellation expects the net proceeds will be used to reduce borrowings.

Summary

“I am pleased with our strong marketplace execution this year, particularly for our U.S. wine and beer businesses. We are delivering on our strategic and financial plan and I am confident in our outlook for the remainder of the year,” said Sands.

 Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal year 2011 compared to fiscal year 2010 actual results, both on a reported basis and a comparable basis.

Constellation Brands Fiscal Year 2011
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY11 Estimate	FY10 Actual	FY11 Estimate	FY10 Actual
Fiscal Year Ending Feb. 28	$1.53-$1.58	$0.45	$1.80 - $1.85	$1.69

Full-year fiscal 2011 guidance, excluding the impact of the divestiture of the company’s Australian and U.K. business discussed above includes the following current assumptions:
•	Interest expense: approximately $195-$200 million
•
Tax rate: approximately 36 percent on a reported basis, as compared to 31 percent on a comparable basis, primarily due to a provision of five percentage points associated with the recognition in first quarter 2011 of a valuation allowance against deferred tax assets in the U.K.

•	Weighted average diluted shares outstanding: approximately 214 million
•	Free cash flow: $475-$525 million

Conference Call

A conference call to discuss third quarter fiscal 2011 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Thurs., Jan. 6, 2011 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges and unusual items.  The company’s measure of segment profitability excludes restructuring charges and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Supplemental Financial Information
Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.

About Constellation Brands
Constellation Brands is the world’s leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Hardy’s, Jackson Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.
Constellation Brands (NYSE: STZ and STZ.B) is an S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 150 countries and operations at more than 40 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company's web site at www.cbrands.com.

Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical facts set forth in this news release regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business on Feb. 28, 2011, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.  During Constellation’s “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing that may be completed after the date of this release. There can be no assurance that any transaction between Constellation and CHAMP Private Equity will occur or will occur on the timetable contemplated hereby. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:
•	completion of various portfolio actions; implementation of consolidation activities and actual U.S. distributor transition experience;
•	factors related to the company’s ability to consummate the transaction with CHAMP Private Equity;
•
achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets, including the sale of the company’s Australian and U.K. business;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses and capital investment requirements;
•
restructuring charges, acquisition-related integration costs and other one-time costs associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position, results of operations or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2010, which could cause actual future performance to differ from current expectations.

#     #     #

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	November 30, 2010	February 28, 2010
Assets

Current Assets:
Cash and cash investments	$16.0	$43.5
Accounts receivable, net	868.9	514.7
Inventories	1,866.6	1,879.9
Prepaid expenses and other	93.3	151.0

Total current assets	2,844.8	2,589.1

Property, plant and equipment, net	1,556.1	1,567.2
Goodwill	2,590.2	2,570.6
Intangible assets, net	922.0	925.0
Other assets, net	344.7	442.4

Total assets	$8,257.8	$8,094.3

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$355.8	$371.2
Current maturities of long-term debt	237.8	187.2
Accounts payable	334.8	268.8
Accrued excise taxes	65.4	43.8
Other accrued expenses and liabilities	521.5	501.6

Total current liabilities	1,515.3	1,372.6

Long-term debt, less current maturities	3,133.0	3,277.1
Deferred income taxes	565.4	536.2
Other liabilities	325.1	332.1

Total liabilities	5,538.8	5,518.0

Total stockholders' equity	2,719.0	2,576.3

Total liabilities and stockholders' equity	$8,257.8	$8,094.3

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 30, 2010	November 30, 2009	November 30, 2010	November 30, 2009
Sales	$1,191.4	$1,225.5	$3,224.5	$3,320.0
Excise taxes	(225.0)	(237.8)	(607.8)	(663.9)
Net sales	966.4	987.7	2,616.7	2,656.1

Cost of product sold	(614.5)	(643.6)	(1,680.6)	(1,733.7)
Gross profit	351.9	344.1	936.1	922.4

Selling, general and administrative expenses	(176.1)	(202.9)	(512.2)	(534.3)
Impairment of intangible assets	(6.9)	-	(6.9)	-
Restructuring charges	1.2	(5.1)	(17.4)	(27.2)
Operating income	170.1	136.1	399.6	360.9

Equity in earnings of equity method investees	71.4	34.6	192.3	170.6
Interest expense, net	(49.1)	(65.5)	(147.9)	(202.0)
Income before income taxes	192.4	105.2	444.0	329.5

Provision for income taxes	(53.1)	(61.1)	(164.3)	(179.2)
Net income	$139.3	$44.1	$279.7	$150.3

Earnings Per Common Share:
Basic - Class A Common Stock	$0.67	$0.20	$1.33	$0.69
Basic - Class B Convertible Common Stock	$0.61	$0.18	$1.21	$0.63

Diluted - Class A Common Stock	$0.65	$0.20	$1.30	$0.68
Diluted - Class B Convertible Common Stock	$0.60	$0.18	$1.20	$0.62

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	186.272	196.505	188.154	195.880
Basic - Class B Convertible Common Stock	23.680	23.734	23.706	23.738

Diluted - Class A Common Stock	213.110	222.205	214.515	220.849
Diluted - Class B Convertible Common Stock	23.680	23.734	23.706	23.738

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	November 30, 2010	November 30, 2009
Cash Flows From Operating Activities
Net income	$279.7	$150.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	91.9	111.5
Deferred tax provision (benefit)	72.2	(22.8)
Stock-based compensation expense	39.8	39.2
Amortization of intangible and other assets	11.0	8.9
Impairment of intangible assets	6.9	-
Loss on disposal or impairment of long-lived assets, net	1.2	0.7
Equity in earnings of equity method investees, net of distributed earnings	(0.4)	27.0
Loss on contractual obligation from put option of Ruffino shareholder	-	34.3
Loss on business sold	-	0.8
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(344.3)	(307.3)
Inventories	52.5	(32.3)
Prepaid expenses and other current assets	7.9	7.3
Accounts payable	72.6	63.2
Accrued excise taxes	20.5	11.5
Other accrued expenses and liabilities	76.0	57.1
Other, net	(18.5)	39.3
Total adjustments	89.3	38.4
Net cash provided by operating activities	369.0	188.7

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(70.1)	(89.2)
Investments in equity method investees	(29.7)	(0.6)
(Repayments related to) proceeds from sale of business	(1.6)	276.4
Proceeds from note receivable	60.0	-
Proceeds from sales of assets	15.5	16.5
Capital distribution from equity method investee	0.3	0.2
Other investing activities	0.5	0.6
Net cash (used in) provided by investing activities	(25.1)	203.9

Cash Flows From Financing Activities
Purchases of treasury stock	(300.0)	-
Principal payments of long-term debt	(101.1)	(529.8)
Net (repayment of) proceeds from notes payable	(16.7)	124.2
Payment of financing costs of long-term debt	(0.2)	-
Exercise of employee stock options	35.8	10.7
Excess tax benefits from stock-based payment awards	7.1	2.5
Proceeds from employee stock purchases	2.1	2.3
Proceeds from maturity of derivative instrument	-	33.2
Net cash used in financing activities	(373.0)	(356.9)

Effect of exchange rate changes on cash and cash investments	1.6	1.5

Net (decrease) increase in cash and cash investments	(27.5)	37.2
Cash and cash investments, beginning of period	43.5	13.1
Cash and cash investments, end of period	$16.0	$50.3

Constellation Brands, Inc. and Subsidiaries
SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION
(in millions)

	Three Months Ended			Nine Months Ended
	November 30, 2010	November 30, 2009	Percent Change	November 30, 2010	November 30, 2009	Percent Change
Constellation Wines North America (1)
Wine net sales	$676.3	$670.4	1%	$1,808.6	$1,764.8	2%
Spirits net sales	55.4	51.2	8%	168.6	176.0	(4%)
Segment net sales	$731.7	$721.6	1%	$1,977.2	$1,940.8	2%
Segment operating income	$193.3	$211.3	(9%)	$507.0	$542.6	(7%)
% Net sales	26.4%	29.3%		25.6%	28.0%
Equity in losses of equity method investees	$11.5	$13.1	(12%)	$11.3	$11.8	(4%)

Constellation Wines Australia and Europe (1)
Wine net sales	$234.7	$266.1	(12%)	$639.5	$715.3	(11%)
Segment net sales	$234.7	$266.1	(12%)	$639.5	$715.3	(11%)
Segment operating income	$8.5	$7.0	21%	$2.5	$11.2	(78%)
% Net sales	3.6%	2.6%		0.4%	1.6%
Equity in earnings of equity method investees	$2.0	$1.3	54%	$4.1	$3.5	17%

Corporate Operations and Other segment operating loss	$(25.5)	$(26.5)	(4%)	$(79.5)	$(68.1)	17%

Equity in earnings of Crown Imports (2)	$57.9	$45.6	27%	$177.5	$180.7	(2%)

Reportable Segment Operating Income (A)	$176.3	$191.8		$430.0	$485.7
Restructuring Charges and Unusual Items	(6.2)	(55.7)		(30.4)	(124.8)
Consolidated Operating Income (GAAP)	$170.1	$136.1		$399.6	$360.9

Reportable Segment Equity in Earnings of Equity Method Investees (B)	$71.4	$60.0		$192.9	$196.0
Restructuring Charges and Unusual Items	-	(25.4)		(0.6)	(25.4)
Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$71.4	$34.6		$192.3	$170.6

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$247.7	$251.8		$622.9	$681.7

(1)
In connection with the Company’s change in its internal management structure for its Australian and U.K. business and the revised strategy within these markets, the Company changed its internal management financial reporting on May 1, 2010, to consist of five operating segments:  Constellation Wines North America, Constellation Wines Australia and Europe, Constellation Wines New Zealand, Crown Imports and Corporate Operations and Other.  For reporting purposes, the Constellation Wines New Zealand operating segment is aggregated with the Constellation Wines North America operating segment due to, among other factors, the vast majority of the wine produced by the Constellation Wines New Zealand operating segment is sold in the U.S. and Canada.  Prior period results have been restated to conform with the new segment presentation.

(2)	Crown Imports Joint Venture Summarized Financial Information

	Three Months Ended			Nine Months Ended
	November 30, 2010	November 30, 2009	Percent Change	November 30, 2010	November 30, 2009	Percent Change
Net sales	$611.6	$502.2	22%	$1,912.5	$1,837.7	4%
Operating income	$116.1	$91.4	27%	$356.2	$362.1	(2%)
% Net sales	19.0%	18.2%		18.6%	19.7%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company sold certain spirits value brands and contract production services on March 24, 2009, and sold its U.K. cider business on January 15, 2010, organic net sales for the respective periods are defined by the company as reported net sales less net sales of certain spirits value brands and contract production services and/or net sales of cider, as appropriate.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

	Three Months Ended				Constant Currency	Nine Months Ended				Constant Currency
	November 30, 2010	November 30, 2009	Percent Change	Currency Impact	Percent Change(1)	November 30, 2010	November 30, 2009	Percent Change	Currency Impact	Percent Change(1)
Consolidated Net Sales
Wine	$911.0	$936.5	(3%)	1%	(3%)	$2,448.1	$2,480.1	(1%)	2%	(3%)
Spirits	55.4	51.2	8%	-	8%	168.6	176.0	(4%)	-	(4%)
Consolidated reported net sales	966.4	987.7	(2%)	1%	(3%)	2,616.7	2,656.1	(1%)	2%	(3%)
Less: Spirits net sales (2)	-	-				-	(14.8)
Less: Cider net sales (3)	-	(31.0)				-	(95.8)
Consolidated organic net sales	$966.4	$956.7	1%	1%	-	$2,616.7	$2,545.5	3%	2%	1%

Consolidated Wine Net Sales
Wine	$911.0	$936.5	(3%)	1%	(3%)	$2,448.1	$2,480.1	(1%)	2%	(3%)
Less: Cider net sales (3)	-	(31.0)				-	(95.8)
Consolidated wine organic net sales	$911.0	$905.5	1%	1%	-	$2,448.1	$2,384.3	3%	2%	1%

Constellation Wines North America Net Sales
Wine reported net sales	$676.3	$670.4	1%	1%	-	$1,808.6	$1,764.8	2%	2%	1%

Spirits reported net sales	$55.4	$51.2	8%	-	8%	$168.6	$176.0	(4%)	-	(4%)
Less: Spirits net sales (2)	-	-				-	(14.8)
Spirits organic net sales	$55.4	$51.2	8%	-	8%	$168.6	$161.2	5%	-	5%

Constellation Wines Australia and Europe Net Sales
Wine reported net sales	$234.7	$266.1	(12%)	1%	(12%)	$639.5	$715.3	(11%)	2%	(12%)
Less: Cider net sales (3)	-	(31.0)				-	(95.8)
Wine organic net sales	$234.7	$235.1	-	1%	(1%)	$639.5	$619.5	3%	2%	1%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2009, through March 24, 2009, included in the nine months ended November 30, 2009.

(3)
For the period September 1, 2009, through November 30, 2009, included in the three months ended November 30, 2009, and the period March 1, 2009, through November 30, 2009, included in the nine months ended November 30, 2009.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended November 30, 2010					Three Months Ended November 30, 2009
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other (3)	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$966.4				$966.4	$987.7				$987.7	(2%)	(2%)
Cost of product sold	(614.5)	0.5	0.6		(613.4)	(643.6)	2.0	3.2		(638.4)	(5%)	(4%)
Gross Profit	351.9	0.5	0.6	-	353.0	344.1	2.0	3.2	-	349.3	2%	1%
Selling, general and administrative expenses ("SG&A")	(176.1)		(0.6)		(176.7)	(202.9)		11.1	34.3	(157.5)	(13%)	12%
Impairment of intangible assets	(6.9)		6.9		-	-				-	NM	N/A
Restructuring charges	1.2		(1.2)		-	(5.1)		5.1		-	NM	N/A
Operating Income	170.1	0.5	5.7	-	176.3	136.1	2.0	19.4	34.3	191.8	25%	(8%)
Equity in earnings of equity method investees	71.4				71.4	34.6			25.4	60.0	NM	19%
EBIT					247.7					251.8	N/A	(2%)
Interest expense, net	(49.1)				(49.1)	(65.5)				(65.5)	(25%)	(25%)
Income Before Income Taxes	192.4	0.5	5.7	-	198.6	105.2	2.0	19.4	59.7	186.3	83%	7%
(Provision for) benefit from income taxes	(53.1)	(0.2)	(3.8)	-	(57.1)	(61.1)	(0.8)	(4.0)	-	(65.9)	(13%)	(13%)
Net Income	$139.3	$0.3	$1.9	$-	$141.5	$44.1	$1.2	$15.4	$59.7	$120.4	NM	18%
Diluted Earnings Per Common Share	$0.65	$-	$0.01	$-	$0.66	$0.20	$0.01	$0.07	$0.27	$0.54	NM	22%
Weighted Average Common Shares Outstanding - Diluted	213.110	213.110	213.110	213.110	213.110	222.205	222.205	222.205	222.205	222.205

Gross Margin	36.4%				36.5%	34.8%				35.4%
SG&A as a percent of net sales	18.2%				18.3%	20.5%				15.9%
Operating Margin	17.6%				18.2%	13.8%				19.4%
Effective Tax Rate	27.6%				28.8%	58.1%				35.4%

NM    Not Meaningful

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Nine Months Ended November 30, 2010					Nine Months Ended November 30, 2009
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(4)	Other (5)	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(4)	Other (5)	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$2,616.7				$2,616.7	$2,656.1				$2,656.1	(1%)	(1%)
Cost of product sold	(1,680.6)	2.1	1.7		(1,676.8)	(1,733.7)	7.2	21.0		(1,705.5)	(3%)	(2%)
Gross Profit	936.1	2.1	1.7	-	939.9	922.4	7.2	21.0	-	950.6	1%	(1%)
Selling, general and administrative expenses	(512.2)		2.3		(509.9)	(534.3)		35.1	34.3	(464.9)	(4%)	10%
Impairment of intangible assets	(6.9)		6.9		-	-				-	NM	N/A
Restructuring charges	(17.4)		17.4		-	(27.2)		27.2		-	(36%)	N/A
Operating Income	399.6	2.1	28.3	-	430.0	360.9	7.2	83.3	34.3	485.7	11%	(11%)
Equity in earnings of equity method investees	192.3			0.6	192.9	170.6			25.4	196.0	13%	(2%)
EBIT					622.9					681.7	N/A	(9%)
Interest expense, net	(147.9)				(147.9)	(202.0)				(202.0)	(27%)	(27%)
Income Before Income Taxes	444.0	2.1	28.3	0.6	475.0	329.5	7.2	83.3	59.7	479.7	35%	(1%)
(Provision for) benefit from income taxes	(164.3)	(0.9)	(6.4)	30.1	(141.5)	(179.2)	(2.8)	15.4	-	(166.6)	(8%)	(15%)
Net Income	$279.7	$1.2	$21.9	$30.7	$333.5	$150.3	$4.4	$98.7	$59.7	$313.1	86%	7%
Diluted Earnings Per Common Share	$1.30	$0.01	$0.10	$0.14	$1.55	$0.68	$0.02	$0.45	$0.27	$1.42	91%	9%
Weighted Average Common Shares Outstanding – Diluted	214.515	214.515	214.515	214.515	214.515	220.849	220.849	220.849	220.849	220.849

Gross Margin	35.8%				35.9%	34.7%				35.8%
SG&A as a percent of net sales	19.6%				19.5%	20.1%				17.5%
Operating Margin	15.3%				16.4%	13.6%				18.3%
Effective Tax Rate	37.0%				29.8%	54.4%				34.7%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and nine months ended November 30, 2010, and November 30, 2009.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended November 30, 2010, strategic business realignment items primarily include an impairment of certain intangible assets of $4.2 million, net of a tax benefit of $2.7 million, partially offset by a net gain on sale of a nonstrategic asset of $2.2 million, net of a tax provision of $0.0 million.  For the three months ended November 30, 2009, strategic business realignment items primarily include costs recognized by the company in connection with the Global Initiative of $9.1 million, net of a tax benefit of $4.1 million, and the Australian Initiative of $3.3 million, net of a tax benefit of $0.0 million.

(3)
For the three months ended November 30, 2009, other consists of a loss of $34.3 million, net of a tax benefit of $0.0 million, on the contractual obligation created by the notification by the 9.9% shareholder of Ruffino S.r.l. (“Ruffino”) to exercise the option to put its entire equity interest in Ruffino to the Company for a specified minimum value, and $25.4 million, net of a tax benefit of $0.0 million, associated with the impairment of the Company’s investment in Ruffino.

(4)
For the nine months ended November 30, 2010, strategic business realignment items primarily include (i)  costs recognized by the company in connection with the Global Initiative of $14.2 million, net of a tax benefit of $3.3 million, and the Australian Initiative of $5.9 million, net of a tax benefit of $0.0 million; and (ii)  an impairment of certain intangible assets of $4.2 million, net of a tax benefit of $2.7 million; partially offset by a net gain on sale of a nonstrategic asset of $2.2 million, net of a tax provision of $0.0 million.  For the nine months ended November 30, 2009, strategic business realignment items primarily include (i)  costs recognized by the company in connection with the Global Initiative of $42.7 million, net of a tax benefit of $20.5 million, the Fiscal 2007 Wine Plan of $8.6 million, net of a tax benefit of $1.9 million, and the Australian Initiative of $8.1 million, net of a tax benefit of $0.0 million; and (ii)  tax expense associated with the March 2009 divestiture of the value spirits business of $37.5 million.

(5)
For the nine months ended November 30, 2010, other consists primarily of a valuation allowance against deferred tax assets in the U.K. of $30.1 million.  For the nine months ended November 30, 2009, other consists of a loss of $34.3 million, net of a tax benefit of $0.0 million, on the contractual obligation created by the notification by the 9.9% shareholder of Ruffino to exercise the option to put its entire equity interest in Ruffino to the Company for a specified minimum value, and $25.4 million, net of a tax benefit of $0.0 million, associated with the impairment of the Company’s investment in Ruffino.

DEFINITIONS
Global Initiative
The company's plan announced in April 2009 to simplify its business, increase efficiencies and reduce its cost structure on a global basis (the "Global Initiative").

Australian Initiative
The company's plan announced in August 2008 to sell certain assets and implement operational changes designed to improve the efficiencies and returns associated with its Australian business (the "Australian Initiative").

Fiscal 2008 Plan
The company's plan announced in November 2007 to streamline certain of its international operations, primarily in Australia; certain other restructuring charges incurred during the third quarter of fiscal 2008 in connection with the consolidation of certain spirits production processes in the U.S.; and its plan announced in January 2008 to streamline certain of its operations in the U.S., primarily in connection with the restructuring and integration of the operations of Beam Wine Estates, Inc. (collectively, the "Fiscal 2008 Plan").

Fiscal 2007 Wine Plan
The company's plan announced in August 2006 to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan").

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2011
Forecasted diluted earnings per share - reported basis (GAAP)	$1.53	$1.58
Inventory step-up	0.01	0.01
Strategic business realignment (1)	0.12	0.12
Other (2)	0.14	0.14
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.80	$1.85

		Actual for the Year Ended February 28, 2010
Diluted earnings per share - reported basis (GAAP)		$0.45
Inventory step-up		0.02
Strategic business realignment (1)		0.50
Other (2)		0.71
Diluted earnings per share - comparable basis (Non-GAAP) (3)		$1.69

(1)
Includes $0.08, $0.03, $0.02 and ($0.01) diluted earnings per share for the year ending February 28, 2011, associated with the Global Initiative; the Australian Initiative; an impairment of certain intangible assets; and a net gain on sale of a nonstrategic asset, respectively.  Includes $0.23, $0.17, $0.10, $0.05, $ 0.01 and ($0.06) diluted earnings per share for the year ended February 28, 2010, associated with the Global Initiative; tax expense associated with the March 2009 divestiture of the value spirits business;  the Australian Initiative; the Fiscal 2007 Wine Plan; other previously announced restructuring plans; and a gain recognized by the company in connection with the sale of its U.K. cider business, respectively. (3)

(2)
Includes $0.14 diluted earnings per share for the year ending February 28, 2011, associated with a valuation allowance against deferred tax assets in the U.K.  Includes $0.44, $0.16 and $0.11 diluted earnings per share for the year ended February 28, 2010, associated with impairment of certain intangible assets; loss on the contractual obligation created by the notification by the 9.9% shareholder of Ruffino to exercise the option to put its entire equity interest in Ruffino to the Company for a specified minimum value; and the impairment of the Company’s investment in Ruffino, respectively. (3)

(3)	May not sum due to rounding as each item is computed independently.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2011
Net cash provided by operating activities (GAAP)	$575.0	$645.0
Purchases of property, plant and equipment	(100.0)	(120.0)
Free cash flow (Non-GAAP)	$475.0	$525.0

	Actual for the Nine Months Ended November 30, 2010	Actual for the Nine Months Ended November 30, 2009
Net cash provided by operating activities (GAAP)	$369.0	$188.7
Purchases of property, plant and equipment	(70.1)	(89.2)
Free cash flow (Non-GAAP)	$298.9	$99.5